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Exhibit 8.2

For Immediate Distribution

CABLE & WIRELESS COMPLETES TENDER OFFER
FOR DIGITAL ISLAND COMMON STOCK; ANNOUNCES
SUBSEQUENT OFFERING PERIOD

LONDON, ENGLAND and SAN FRANCISCO, CA—(BUSINESS WIRE)—June 19, 2001—Cable and Wireless plc (LSE: CW; NYSE: CWP) ("Cable & Wireless") and its wholly owned subsidiaries, Cable & Wireless USA, Inc. (Cable & Wireless USA") and Dali Acquisition Corp., announced today the completion of their tender offer for all of the issued and outstanding shares of common stock of Digital Island, Inc. (NASDAQ: ISLD) ("Digital Island"), which expired at 12:00 midnight, New York City time, on Monday, June 18, 2001. As of the expiration of the Offer, 65,806,609 shares of Digital Island common stock, representing approximately 80.0% percent of the total issued and outstanding shares, had been tendered pursuant to the Offer, including 7,924,361 shares tendered pursuant to notice of guaranteed delivery. Cable & Wireless, Cable & Wireless USA and Dali Acquisition Corp. have accepted all such shares for payment. Payment for validly tendered shares will be made promptly through Computershare Trust Company of New York, the Depositary for the Offer.

As described in the Offer to Purchase, Cable & Wireless, Cable & Wireless USA and Dali Acquisition Corp. are providing for a subsequent offering period which begins today at 9:00 a.m., New York City time and expires at 12:00 midnight, New York City time, on Tuesday, July 17, 2001. During this subsequent offering period, shares of Digital Island common stock will be accepted and promptly paid for as they are tendered. The same per share consideration paid during the initial offering period will be paid during the subsequent offering period. Shares of Digital Island common stock tendered during the subsequent offering period may not be withdrawn.

Also as described in the Offer to Purchase, following the subsequent offering period, Cable & Wireless intends to cause Dali Acquisition Corp. to merge with and into Digital Island. In connection with the merger, the remaining stockholders of Digital Island will receive the same per share consideration that they would have received in the Offer, subject to the exercise of appraisal rights under Delaware law. It is currently anticipated that the merger will be completed during the second half of the third calendar quarter of 2001. When the merger is completed, Digital Island will become a wholly owned subsidiary of Cable & Wireless.

Cable & Wireless and Digital Island announced on Monday, May 14, 2001, the execution of a definitive merger agreement providing for the acquisition of Digital Island at a price of $3.40 per share in cash by means of a tender offer for all outstanding shares of Digital Island's common stock to be followed, upon the terms and subject to the conditions of the merger agreement, by a second step merger. The tender offer commenced on Monday, May 21, 2001.

Investors and security holders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer because they contain important information. The tender offer statement was filed by Cable & Wireless with the U.S. Securities and Exchange Commission (the "SEC") on May 21, 2001. The solicitation/recommendation statement was filed with the SEC by Digital Island on May 21, 2001. Investors and security holders may obtain a free copy of these statements and other documents filed by Cable & Wireless and Digital Island at the SEC's web site at www.sec.gov.

    Forward-looking Language

This news release contains certain forward-looking statements, including, without limitation, statements concerning Cable & Wireless' and Digital Island's operations, economic performance and financial condition. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Actual results could differ materially from the results referred to in the forward-looking statements. These forward-looking statements are based largely on Cable & Wireless' and Digital Island's current expectations and are subject to a number of risks and uncertainties, including, without limitation, risks and uncertainties indicated from time to time in Cable & Wireless' and Digital Island's filings with the SEC. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this news release will in fact occur. Additionally, neither Cable & Wireless nor Digital Island makes any commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

Contacts for Cable & Wireless

Chris Tyler, Investor Relations +44 (0) 20 7315 4460, chris.tyler@cw.com
Katherine King, Investor Relations +44 (0) 7315 6225, katherine.king@cw.com
Valerie Gerard, Investor Relations +1 646 735 4211, valerie.gerard@cw.com
Susan Cottam, Media +44 (0) 20 7315 4410, susan.cottam@cw.com
Peter Eustace, Media +44 (0) 20 7315 4495, peter.eustace@cw.com
Chad Couser, Media +1 703 760 3845, chad.couser@cw.com

Contacts for Digital Island

Traci McCarty, Investor Relations +1 415 738 4164, tmccarty@digisle.net
David Radoff, Media +1 415 738 4286, dradoff@digisle.net
Lyndsay Barrett, UK Media +44 (0) 20 7716 5878, lbarrett@digisle.net

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Exhibit 8.2